February 2010 Preliminary Terms No. 312 Registration Statement No. 333-156423 Dated February 16, 2010 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August   , 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset.  Once the asset has decreased below a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset is below the buffer amount, the investor will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 85% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August , 2011
Underlying shares:	Shares of the Market VectorsSM Gold Miners Exchange Traded Fund (the “Gold Miners ETF”)
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15% from the initial share price: $10

	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 15% from the initial share price:
($10 x share performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date, times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	August , 2011, subject to postponement for certain market disruption events
Leverage factor:	200%
Buffer amount:	15%
Maximum payment at maturity:	$12.20 to $12.60 per Buffered PLUS (122% to 126% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	February , 2010
Original issue date:	February , 2010 (5 business days after the pricing date)
CUSIP:	617484332
ISIN:	US6174843325
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.20	$9.80
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Gold Miners ETF (the “Buffered PLUS”) due August  , 2011 can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	1.5 years

Leverage factor:	200%

Maximum payment at maturity:	$12.20 to $12.60 per Buffered PLUS (122% to 126% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Buffer amount:	15%

Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)

Coupon:	None

Market VectorsSM Gold Miners Exchange Traded Fund Overview

The Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining for gold and silver.  The Gold Miners Index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange (the “NYSE”), NYSE Alternext US LLC ( “NYSE Alternext”) or quoted on the NASDAQ Stock Market (the “NASDAQ”). Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the Gold Miners Index.  Information provided to or filed with the Commission by the Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Gold Miners ETF is accurate or complete.

Information as of market close on February 11, 2010:

Bloomberg Ticker Symbol:	GDX
Current Share Price:	$43.99
52 Weeks Ago:	$36.33
52 Week High (on 12/2/2009):	$54.78
52 Week Low (on 3/10/2009):	$29.67

Shares of the Gold Miners ETF Daily Closing Prices May 23, 2006 to February 11, 2010

February 2010	Page 2

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $12.20 to $12.60 per Buffered PLUS (122% to 126% of the stated principal amount), and provide a buffer against a decline of 15% in the underlying shares, ensuring a minimum payment of $1.50 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Payment Scenario 1
The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $12.20 to $12.60 per Buffered PLUS (122% to 126% of the stated principal amount).

Payment Scenario 2	The underlying shares decline in price by no more than 15% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Payment Scenario 3
The underlying shares decline in price by more than 15% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the intial share price, plus the buffer amount of 15%.  (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem for $8.50.)  The minimum payment at maturity is $1.50 per Buffered PLUS.

Summary of Selected Key Risks (see page 10)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividends of the underlying shares and of the stocks composing the NYSE Arca Gold Miners Index, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the NYSE Arca Gold Miners Index.

▪	Investing in the Buffered PLUS exposes investors to risks associated with investments in securities concentrated in a single industry.

▪	Adjustments to the underlying shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the Buffered PLUS.

▪	The underlying shares and the NYSE Arca Gold Miners Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Gold Miners ETF.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to the investors.

▪	Hedging and trading activity could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

February 2010	Page 3

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.50 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
February , 2010	February , 2010 (5 business days after the pricing date)	August , 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Gold Miners ETF
Issue price:	$10 per Buffered PLUS
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 15% from the initial share price: $10
	▪	If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 15% from the initial share price:
($10 x share performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.
Leverage factor:	200%
Buffer amount:	15%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date, times the adjustment factor on such date
Valuation date:	August , 2011, subject to adjustment for certain market disruption events
Share performance factor:	(final share price / initial share price)
Maximum payment at maturity:	$12.20 to $12.60 per Buffered PLUS (122% to 126% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

February 2010	Page 4

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484332
ISIN:	US6174843325
Minimum purchase:	100 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Because the Buffered PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.

February 2010	Page 5

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares, or in any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and therefore could increase the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

February 2010	Page 6

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2010	Page 7

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	15%

Hypothetical maximum payment at maturity:	$12.40 per Buffered PLUS (124% of the stated principal amount)

Minimum payment at maturity:	$1.50 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity of $12.20 to $12.60 per Buffered PLUS.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 112% of the initial share price.

▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 15%  The minimum payment at maturity is $1.50 per Buffered PLUS.

o	For example, if the underlying shares depreciate 30%, investors would lose 15% of their principal and receive only $8.50 per Buffered PLUS at maturity, or 85% of the stated principal amount.

February 2010	Page 8

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 15%:

($10    X    share performance factor)    +    $1.50

Because the share performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.

February 2010	Page 9

Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-22 in the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final share price is less than 85% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares, plus $1.50 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.20 to $12.60 per Buffered PLUS, or 122% to 126% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 122% to 126% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 11% to 13% of the initial share price will not increase the return on the Buffered PLUS.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the NYSE Arca Gold Miners Index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 15.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

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Investing in the Buffered PLUS is not equivalent to investing in the underlying shares.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the NYSE Arca Gold Miners Index or the stocks that constitute the NYSE Arca Gold Miners Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the NYSE Arca Gold Miners Index.

▪
Investing in the Buffered PLUS exposes investors to risks associated with investments in securities with concentration in a single industry.  The Buffered PLUS are subject to certain risks applicable to the gold and silver mining industry.  The stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

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Buffered Performance Leveraged Upside SecuritiesSM

Because the Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependant on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

▪
Adjustments to the underlying shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the Buffered PLUS.  The investment adviser to the Gold Miners ETF, Van Eck Associates Corporation (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Gold Miners ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  NYSE Euronext is responsible for calculating and maintaining the NYSE Arca Gold Miners Index.  NYSE Euronext may add, delete or substitute the stocks constituting the NYSE Arca Gold Miners Index or make other methodological changes that could change the value of the NYSE Arca Gold Miners Index.  NYSE Euronext may discontinue or suspend calculation or publication of the NYSE Arca Gold Miners Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued NYSE Arca Gold Miners Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the NYSE Arca Gold Miners Index are different. The performance of the underlying shares may not exactly replicate the performance of the NYSE Arca Gold Miners Index because the Gold Miners ETF will reflect transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index.  It is also possible that the Gold Miners ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Gold Miners ETF and the NYSE Arca Gold Miners Index or due to other circumstances.  The Investment Adviser may invest up to 20% of the Gold Miners ETF’s assets in securities not included in the NYSE Arca Gold Miners Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market

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Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments do not cover every event that could affect the shares of the Gold Miners ETF.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the Gold Miners ETF.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the Gold Miners ETF.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the NYSE Arca Gold Miners Index or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the NYSE Arca Gold Miners Index), including trading in the underlying shares and in other instruments related to the underlying shares or the NYSE Arca Gold Miners Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and the stocks that constitute the NYSE Arca Gold Miners Index and other financial instruments related to the NYSE Arca Gold Miners Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the shares of the Gold Miners ETF must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the Gold Miners ETF on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income,

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Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

rather than as an open transaction, is higher than with other non-principal protected equity-linked securities. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered PLUS Based on the Market VectorsSM Gold Miners Exchange Traded Fund due August , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The Market VectorsSM Gold Miners Exchange Traded Fund. The Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining for gold. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by the Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market VectorsSM is a service mark of Van Eck Associates Corporation (“Van Eck”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Buffered PLUS.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

These preliminary terms relate only to the Buffered PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the underlying shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Gold Miners ETF.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying shares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Miners ETF and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of Van Eck and the underlying shares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining for gold. The Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, Amex or quoted on the NASDAQ.  For more information about the NYSE Arca Gold Miners Index see “Underlying Indices and Underlying Index Publishers Information—Annex A—AMEX Gold Miners Index” in the accompanying prospectus supplement for PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices of the shares of the Gold Miners ETF for each quarter in the period from May 23, 2006 (the inception date of the Gold Miners ETF) through February 11, 2010.  The closing price of the shares of the Gold Miners ETF on February 11, 2010 was $43.99.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Gold Miners ETF should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Gold Miners ETF on the valuation date.

Gold Miners ETF (CUSIP 5706U100) (in U.S. dollars)	High	Low	Period End
2006
Second Quarter (beginning May 23, 2006)	39.13	32.20	38.70
Third Quarter	42.10	34.36	35.65
Fourth Quarter	42.09	33.46	39.91
2007
First Quarter	42.35	36.61	39.57
Second Quarter	42.88	37.10	37.89
Third Quarter	45.82	34.49	45.35
Fourth Quarter	52.25	42.55	45.83
2008
First Quarter	56.42	46.75	47.70
Second Quarter	51.43	42.53	48.59
Third Quarter	50.84	28.10	33.79
Fourth Quarter	33.88	16.37	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.97	37.82
Third Quarter	48.00	35.14	45.29
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter (through February 11, 2010)	50.17	40.24	43.99

February 2010	Page 15